Exhibit 99.1

Air Lease Corporation Announces First Quarter 2021 Results

Los Angeles, California, May 6, 2021 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three months ended March 31, 2021.

“We continued helping our customers through a difficult winter season in Q4 and Q1 and we are hopeful that the worst of the global pandemic is behind us. The world’s airlines need much more time for financial recovery, yet fleet renewal remains a top priority and we are heavily involved in this process. For Q1, we exceeded our aircraft investment expectations, and our operating cash flow increased modestly relative to last year’s pre-pandemic first quarter. We see accelerating domestic traffic recovery in multiple geographic regions, with expectations of improvement over the remainder of 2021 in regions still heavily impacted,” said John L. Plueger, Chief Executive Officer and President.

“Lease placements from our forward orderbook are tracking well, as airlines recognize that re-fleeting with the most environmentally friendly and fuel efficient aircraft is key to their long term prosperity and future. Lease financing is increasingly critical to airline fleet restructuring, and ALC's focus on new aircraft places us at the leading-edge of industry demand. We believe the recovery in the US and China are harbingers of what will occur globally as travel restrictions are relaxed and vaccines are more widely distributed,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

First Quarter 2021 Results

The following table summarizes our operating results for the three months ended March 31, 2021 and 2020 (in millions, except per share amounts and percentages):

Financial Highlights

	Three Months Ended March 31,
	2021	2020	$ change	% change
Revenues	$474.8	$511.4	$(36.6)	(7.1)%
Income before taxes	103.5	171.7	(68.2)	(39.7)%
Net income available to common stockholders	80.2	133.3	(53.1)	(39.8)%
Adjusted net income before income taxes(1)	117.1	182.8	(65.7)	(35.9)%
Diluted earnings per share	$0.70	$1.17	$(0.47)	(40.2)%
Adjusted diluted earnings per share before income taxes(1)	$1.03	$1.61	$(0.58)	(36.0)%
Cash flows from operations	$234.3	$234.0	$0.3	0.1%

Financial Ratios

	Three Months Ended March 31,
	2021	2020
Pre-tax profit margin	21.8%	33.6%
Adjusted pre-tax profit margin(1)	24.7%	35.7%
Pre-tax return on common equity (trailing twelve months)	9.9%	13.8%
Adjusted pre-tax return on common equity(1) (trailing twelve months)	11.0%	14.9%

(1)

Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax profit margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

First Quarter 2021 Highlights

● Took delivery of 10 aircraft from our orderbook, representing approximately $602 million in aircraft investments. As of March 31, 2021, we owned 342 aircraft in our operating lease portfolio with a net book value of $20.8 billion, a weighted average age of 4.3 years and a weighted average lease term remaining of 6.9 years.

● Placed 95% of our contracted orderbook positions on long-term leases for aircraft delivering through the end of 2022 and 80% through the end of 2023.

● Ended the quarter with $26.8 billion in committed minimum future rental payments consisting of $13.4 billion in contracted minimum rental payments on the aircraft in our existing fleet and $13.4 billion in minimum future rental payments related to aircraft on order.

● To date, 46% of the lease deferrals granted have been repaid, representing $111.6 million. This contributed to the increase in our operating cash flow for the quarter, despite lower rental revenues as compared to prior year’s pre-pandemic first quarter.

● Issued 300,000 shares of 4.65% Fixed-Rate Reset Non-Cumulative Perpetual Series B Preferred Stock (the “Series B Preferred Stock”), $0.01 par value resulting in approximately $300.0 million in proceeds.

● In April 2021, we completed an amendment to our syndicated unsecured revolving credit facility (the “Revolving Credit Facility”), increasing the capacity to $6.4 billion and extending the final maturity to May 2025.

● Declared a quarterly cash dividend of $0.16 per share on our outstanding Class A common stock for the first quarter of 2021. The dividend will be paid on July 9, 2021 to holders of record of our common stock as of June 8, 2021. In addition, our board of directors granted a six-month extension to our share repurchase program, which authorized a repurchase of up to $100.0 million of our Class A common stock through December 31, 2021.

Financial Overview

Our total revenues for the three months ended March 31, 2021 decreased by 7.1% to $474.8 million compared to the three months ended March 31, 2020. Despite the continued growth of our fleet, our revenues decreased in the first three months of 2021 compared to the first three months of 2020 as a result of the full quarter impact of the COVID-19 pandemic, which only partially impacted the first three months of 2020 when the pandemic began. During the three months ended March 31, 2021, we were not able to recognize $48.7 million of rental revenue because lease receivables exceeded the lease security package held and collection was not reasonably assured for certain of our leases. In addition, we entered into lease restructurings, which typically included lease extensions, that resulted in a decrease of $37.0 million in revenue. Our net income available to common stockholders for the three months ended March 31, 2021 was $80.2 million compared to $133.3 million in 2020. Our diluted earnings per share for the full year 2021 was $0.70 compared to $1.17 for the three months ended 2020. The decrease in net income available to common stockholders in 2021 as compared to 2020 was primarily due to the decrease in revenues as discussed above and an increase in depreciation and interest expense from the growth of our fleet, partially offset by a decrease in selling, general and administrative expenses.

Impact of COVID-19

The global pandemic resulting from COVID-19 has had an unprecedented impact and disrupted the operations of our lessees, aircraft manufacturers and suppliers. In response to the COVID-19 pandemic, governments around the world implemented numerous measures to try to contain the virus, including travel restrictions. It is unclear how long and to what extent these measures will remain in place and they may remain in place in some form for an extended period of time. The impact of the COVID-19 pandemic to our business includes, among other things, the following:

● As of May 6, 2021, most of our lessees have requested some form of accommodation. We evaluate such requests on a case-by-case basis and have agreed to accommodations with approximately 63% of our lessees. To date, we have agreed to defer $242.6 million in lease payments, of which $111.6 million or 46% of the total deferral amount has been repaid. As of May 6, 2021, our total deferrals, net of repayments, was $131.0 million. While these lease deferrals negatively impacted our cash flow provided by operating activities, our net deferrals represented approximately 1.7% of our total available liquidity as of March 31, 2021. While the majority of the accommodations are in the form of lease deferrals, we have also entered into some lease restructurings, which resulted in a decrease of $37.0 million in revenue for the three months ended March 31, 2021.

● Our collection rate(1) for the three months ended March 31, 2021 was 84%, compared to 88% for the three months ended December 31, 2020. We expect that our collection rate will remain under pressure due to the impact of COVID-19. As lease receivables exceeded the lease security package held and collection was not reasonably assured with certain lessees, we did not recognize rental revenue of $48.7 million for the quarter ended March 31, 2021 compared to $21.2 million for the quarter ended December 31, 2020. Aircraft on lease with these lessees represented approximately 15.3% of our fleet by net book value as of March 31, 2021 as compared to 7.8% as of December 31, 2020. The increase in rental revenue not recognized for the first quarter was primarily driven by a few customers with whom we are working toward resolution.

● Our Lease Utilization Rate(2) for the quarters ended March 31, 2021 and December 31, 2020 was 99.6% and 99.8%, respectively.

(1)

Collection rate is defined as the sum of cash collected from lease rentals and maintenance reserves, and includes cash recovered from outstanding receivables from previous periods, as a percentage of the total contracted receivables due for the period. The collection rate is calculated after giving effect to lease deferral arrangements made as of March 31, 2021. We define liquidity as unrestricted cash plus the available borrowing capacity under our Revolving Credit Facility.

(2)	The Lease Utilization Rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

● While we have planned our capital expenditures for the remainder of 2021 and beyond based on currently expected delivery schedules, given the current industry circumstances, our aircraft delivery schedule could continue to be subject to material changes. In any case, our capital expenditures will be less than what we planned prior to the pandemic, which will slow our revenue growth, but will further improve our strong liquidity position. Although we expect aircraft sales activity to increase in 2021 compared to 2020, we do not anticipate that aircraft sales activity will return to pre-pandemic levels during 2021.

● As a result of travel restrictions and other impacts from COVID-19, we expect some challenges when transitioning, acquiring or selling aircraft.

● COVID-19 has caused disruption in the financial markets. However, during the COVID-19 pandemic, we have continued to access the unsecured debt capital markets issuing approximately $3.8 billion in aggregate principal Medium-Term Notes with a weighted average interest rate of 2.6%. In addition, we issued 300,000 shares of Series B Preferred Stock for $300.0 million in proceeds and increased capacity on our Revolving Credit Facility to $6.4 billion, extending the final maturity to 2025. We ended the quarter with a significant liquidity position of $7.5 billion.

Given the dynamic nature of this situation, we cannot reasonably estimate the continued impacts of COVID-19 on our business, results of operations and financial condition for the foreseeable future.

Flight Equipment Portfolio

Our owned fleet grew by 1.9% to a net book value of $20.8 billion as of March 31, 2021 compared to $20.4 billion as of December 31, 2020. As of March 31, 2021, our fleet was comprised of 342 aircraft in our operating lease portfolio, with a weighted-average age and a weighted-average remaining lease term of 4.3 years and 6.9 years, respectively, and 83 managed aircraft. As of March 31, 2021, we had a globally diversified customer base of 113 airlines in 59 countries.

During the quarter ended March 31, 2021, we took delivery of 10 aircraft from our orderbook. Approximately 73% of the net book value of our fleet were leased to flag carriers or airlines that have some form of governmental ownership.

We and airlines around the world have continued to experience delivery delays from Boeing and Airbus and have been impacted by ongoing manufacturer delays due to the COVID-19 pandemic, delays related to the grounding of the Boeing 737 MAX, temporary suspension of Boeing 787 deliveries, and pre-pandemic Airbus delays that remain ongoing. These delays and the ongoing COVID-19 pandemic have also impacted passenger growth and airline profitability and we expect this to continue. As a result of continued manufacturing delays and the impact of COVID-19, our aircraft delivery schedule could continue to be subject to material changes and delivery delays could potentially extend well into 2022 and beyond.

The following table summarizes the key portfolio metrics of our fleet as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Aggregate fleet net book value	$20.8 billion	$20.4 billion
Weighted-average fleet age(1)	4.3 years	4.1 years
Weighted-average remaining lease term(1)	6.9 years	6.9 years

Owned fleet	342	332
Managed fleet	83	81
Aircraft on order	349	361
Aircraft purchase options(2)	25	25
Total	799	799

Current fleet contracted rentals	$13.4 billion	$13.6 billion
Committed fleet rentals	$13.4 billion	$13.2 billion
Total committed rentals	$26.8 billion	$26.8 billion

(1)	Weighted-average fleet age and remaining lease term calculated based on net book value of our operating lease portfolio.
(2)	As of March 31, 2021 and December 31, 2020, we had options to acquire up to 25 Airbus A220 aircraft.

The following table details the regional concentration of our flight equipment subject to operating leases:

	March 31, 2021	December 31, 2020
Region	% of Net Book Value	% of Net Book Value
Europe	32.1%	31.4%
Asia (excluding China)	27.1%	27.1%
China	13.2%	13.5%
The Middle East and Africa	11.2%	11.6%
U.S. and Canada	6.6%	6.4%
Central America, South America, and Mexico	5.2%	5.3%
Pacific, Australia, and New Zealand	4.6%	4.7%
Total	100.0%	100.0%

The following table details the composition of our flight equipment subject to operating leases by aircraft type:

	March 31, 2021		December 31, 2020
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.3%	1	0.3%
Airbus A320-200	31	9.1%	31	9.4%
Airbus A320-200neo	20	5.8%	19	5.7%
Airbus A321-200	28	8.2%	28	8.4%
Airbus A321-200neo	53	15.5%	49	14.8%
Airbus A330-200	13	3.8%	13	3.9%
Airbus A330-300	8	2.3%	8	2.4%
Airbus A330-900neo	8	2.3%	8	2.4%
Airbus A350-900	11	3.2%	11	3.3%
Airbus A350-1000	2	0.6%	2	0.6%
Boeing 737-700	4	1.2%	4	1.2%
Boeing 737-800	88	25.7%	88	26.5%
Boeing 737-8 MAX	19	5.6%	15	4.5%
Boeing 777-200ER	1	0.3%	1	0.3%
Boeing 777-300ER	24	7.0%	24	7.2%
Boeing 787-9	24	7.0%	23	7.0%
Boeing 787-10	6	1.8%	6	1.8%
Embraer E190	1	0.3%	1	0.3%
Total	342	100.0%	332	100.0%

Debt Financing Activities

We ended the first quarter of 2021 with total debt financing, net of discounts and issuance costs, of $16.2 billion, with a debt to equity ratio of 2.51:1 and available liquidity of $7.5 billion. During the three months ended March 31, 2021, we issued $750.0 million of Medium-Term Notes due 2024 at a fixed rate of 0.70%.

In April 2021, we entered into an amendment to increase the capacity on our Revolving Credit Facility to $6.4 billion and extended the final maturity to 2025.

As of the end of the periods presented our debt portfolio was comprised of the following components (dollars in millions):

	March 31, 2021	December 31, 2020
Unsecured
Senior notes	$15,287	$15,583
Term financings	808	812
Total unsecured debt financing	16,095	16,395
Secured
Term financings	224	276
Export credit financing	23	25
Total secured debt financing	247	301

Total debt financing	16,342	16,696
Less: Debt discounts and issuance costs	(175)	(178)
Debt financing, net of discounts and issuance costs	$16,167	$16,518
Selected interest rates and ratios:
Composite interest rate(1)	3.02%	3.13%
Composite interest rate on fixed-rate debt(1)	3.15%	3.26%
Percentage of total debt at a fixed-rate	93.19%	93.02%

(1)	This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call

In connection with this earnings release, Air Lease Corporation will host a conference call on May 6, 2021 at 4:30 PM Eastern Time to discuss the Company’s financial results for the first quarter of 2021.

Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 6699014.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on May 6, 2021 until 7:30 PM ET on May 13, 2021. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 6699014.

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the "Investors" section of ALC’s website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC’s website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Mary Liz DePalma
Vice President, Investor Relations
Email: investors@airleasecorp.com

Jason Arnold
Assistant Vice President, Finance
Email: investors@airleasecorp.com

Media:
Laura Woeste
Senior Manager, Media and Investor Relations
Email: press@airleasecorp.com

Ashley Arnold
Manager, Media and Investor Relations
Email: press@airleasecorp.com

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, the impact of the coronavirus (“COVID-19”) pandemic on us, our lessees and aircraft manufacturers, our anticipated capital expenditures and aircraft sales, aircraft delivery delays and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

● the extent to which the COVID-19 pandemic and measures taken to contain its spread ultimately impact our business, results of operation and financial condition;

● our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;

● increases in our cost of borrowing or changes in interest rates;

● our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing;

● the failure of an aircraft or engine manufacturers to meet its delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery;

● obsolescence of, or changes in overall demand for, our aircraft;

● changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, and other factors outside of our control;

● impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;

● increased competition from other aircraft lessors;

● the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us;

● increased tariffs and other restrictions on trade;

● changes in the regulatory environment, including changes in tax laws and environmental regulations;

● other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases in addition to COVID-19, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and

● any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other SEC filings, including future SEC filings.

The factors noted above and the risks included in our other SEC filings may be increased or intensified as a result of the COVID-19 pandemic, including as a result of ongoing resurgences of the COVID-19 virus and its variants. The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	March 31, 2021	December 31, 2020

	(unaudited)
Assets
Cash and cash equivalents	$1,327,999	$1,734,155
Restricted cash	24,194	23,612
Flight equipment subject to operating leases	24,331,511	23,729,742
Less accumulated depreciation	(3,557,552)	(3,349,392)
	20,773,959	20,380,350
Deposits on flight equipment purchases	1,767,489	1,800,119
Other assets	1,295,740	1,276,939
Total assets	$25,189,381	$25,215,175
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$451,094	$492,473
Debt financing, net of discounts and issuance costs	16,166,904	16,518,338
Security deposits and maintenance reserves on flight equipment leases	1,075,845	1,072,704
Rentals received in advance	132,684	142,915
Deferred tax liability	934,642	916,404
Total liabilities	$18,761,169	$19,142,834
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,300,000 (aggregate liquidation preference of $550,000) and 10,000,000 (aggregate liquidation preference of $250,000) shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	$103	$100
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 114,120,862 and 113,852,896 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	1,141	1,139
Class B non-voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,088,302	2,793,178
Retained earnings	3,339,588	3,277,599
Accumulated other comprehensive (loss) / income	(922)	325
Total shareholders’ equity	$6,428,212	$6,072,341
Total liabilities and shareholders’ equity	$25,189,381	$25,215,175

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

	Three Months Ended March 31,
	2021	2020

	(unaudited)
Revenues
Rental of flight equipment	$468,095	$496,687
Aircraft sales, trading and other	6,732	14,700
Total revenues	474,827	511,387

Expenses
Interest	117,986	107,541
Amortization of debt discounts and issuance costs	12,025	10,528
Interest expense	130,011	118,069

Depreciation of flight equipment	208,965	188,895
Selling, general and administrative	26,914	28,322
Stock-based compensation	5,408	4,429
Total expenses	371,298	339,715

Income before taxes	103,529	171,672
Income tax expense	(19,437)	(34,521)
Net income	$84,092	$137,151
Preferred stock dividends	(3,844)	(3,844)
Net income available to common stockholders	$80,248	$133,307

Earnings per share of common stock
Basic	$0.70	$1.17
Diluted	$0.70	$1.17
Weighted-average shares outstanding
Basic	113,958,403	113,471,945
Diluted	114,237,109	113,785,028

Other financial data
Pre-tax profit margin	21.8%	33.6%
Adjusted net income before income taxes(1)	$117,118	$182,785
Adjusted pre-tax profit margin(1)	24.7%	35.7%
Adjusted diluted earnings per share before income taxes(1)	$1.03	$1.61
Pre-tax return on common equity (trailing twelve months)	9.9%	13.8%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	11.0%	14.9%

(1)

Adjusted net income before income taxes (defined as net income available to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items), adjusted pre-tax profit margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders’ equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income available to common stockholders, pre-tax profit margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted pre-tax profit margin (in thousands, except percentages):

	Three Months Ended March 31,
	2021	2020

	(unaudited)
Reconciliation of the numerator for adjusted pre-tax profit margin (net income available to common stockholders to adjusted net income before income taxes):
Net income available to common stockholders	$80,248	$133,307
Amortization of debt discounts and issuance costs	12,025	10,528
Stock-based compensation	5,408	4,429
Provision for income taxes	19,437	34,521
Adjusted net income before income taxes	$117,118	$182,785

Denominator for adjusted pre-tax profit margin:
Total revenues	$474,827	$511,387
Adjusted pre-tax profit margin(a)	24.7%	35.7%

(a)	Adjusted pre-tax profit margin is adjusted net income before income taxes divided by total revenues.

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2021	2020

	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share (net income available to common stockholders to adjusted net income before income taxes):
Net income available to common stockholders	$80,248	$133,307
Amortization of debt discounts and issuance costs	12,025	10,528
Stock-based compensation	5,408	4,429
Provision for income taxes	19,437	34,521
Adjusted net income before income taxes	$117,118	$182,785

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	114,237,109	113,785,028
Adjusted diluted earnings per share before income taxes(b)	$1.03	$1.61

(b)	Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended March 31,
	2021	2020

	(unaudited)

Reconciliation of numerator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Net income available to common stockholders	$447,830	$570,376
Amortization of debt discounts and issuance costs	44,522	38,679
Stock-based compensation	18,607	21,000
Provision for income taxes	115,330	146,235
Adjusted net income before income taxes	$626,289	$776,290

Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common shareholders’ equity as of beginning of the period	$5,486,369	$4,923,817
Common shareholders’ equity as of end of the period	$5,878,212	$5,486,369
Average common shareholders’ equity	$5,682,291	$5,205,093

Adjusted pre-tax return on common equity(c)	11.0%	14.9%

(c)	Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2021	2020

	(unaudited)
Operating Activities
Net income	$84,092	$137,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	208,965	188,895
Stock-based compensation	5,408	4,429
Deferred taxes	18,577	33,302
Amortization of debt discounts and issuance costs	12,025	10,528
Amortization of prepaid lease costs	10,790	10,454
Loss / (gain) on aircraft sales, trading and other activity	1,825	(5,554)
Changes in operating assets and liabilities:
Other assets	(37,247)	(88,411)
Accrued interest and other payables	(59,914)	(47,858)
Rentals received in advance	(10,231)	(8,913)
Net cash provided by operating activities	234,290	234,023
Investing Activities
Acquisition of flight equipment under operating lease	(404,379)	(511,232)
Payments for deposits on flight equipment purchases	(103,382)	(174,589)
Proceeds from aircraft sales, trading and other activity	—	65,070
Acquisition of aircraft furnishings, equipment and other assets	(41,923)	(51,576)
Net cash used in investing activities	(549,684)	(672,327)
Financing Activities
Issuance of common stock upon exercise of options	1,441	2,025
Cash dividends paid on Class A common stock	(18,216)	(17,003)
Net proceeds from preferred stock issuance	295,449	—
Preferred dividends paid	(3,844)	(3,844)
Tax withholdings on stock-based compensation	(7,169)	(8,413)
Net change in unsecured revolving facility	—	495,000
Proceeds from debt financings	791,645	1,449,873
Payments in reduction of debt financings	(1,157,577)	(1,093,268)
Debt issuance costs	(1,335)	(2,902)
Security deposits and maintenance reserve receipts	21,278	50,083
Security deposits and maintenance reserve disbursements	(11,852)	(17,927)
Net cash (used)/provided by financing activities	(90,180)	853,624
Net (decrease)/increase in cash	(405,574)	415,320
Cash, cash equivalents and restricted cash at beginning of period	1,757,767	338,061
Cash, cash equivalents and restricted cash at end of period	$1,352,193	$753,381
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $13,543 and $13,261 at March 31, 2021 and 2020, respectively	$177,685	$141,060
Cash paid for income taxes	$1,101	$2,149
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment	$176,618	$191,318
Cash dividends declared on Class A common stock, not yet paid	$18,259	$17,046